170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400

For further information contact:

Company:	Lisa Caperelli
PolyMedix, Inc.
484-598-2406
lcaperelli@polymedix.com

Investors:	Erika Moran
emoran@investorrelationsgroup.com

Media:	Janet Vasquez
jvasquez@investorrelationsgroup.com
The Investor Relations Group
212-825-3210

POLYMEDIX SUCCESSFULLY COMPLETES MAIN PORTIONS OF

PHASE 1B CLINICAL STUDY WITH

PMX-30063 NOVEL ANTIBIOTIC DRUG CANDIDATE

Study Demonstrates That PMX-30063 May Be Safely Given In Multiple Doses

Radnor, PA (December 18, 2009) - PolyMedix, Inc. (OTC BB: PYMX, www.polymedix.com ), an emerging biotechnology company developing acute care products for infectious diseases and acute cardiovascular disorders, has successfully completed the first two segments of a Phase 1B clinical safety study with its novel antibiotic drug candidate PMX-30063. We believe PMX-30063 is the first and only small-molecule mimetic of host defense proteins in clinical development intended for systemic administration, with a novel mechanism of action distinct from other antibiotic drugs and believed to make bacterial resistance unlikely to develop. The data from the study demonstrate that administration of multiple doses of PMX-30063 at varying levels are safe and well-tolerated. The doses and blood levels of drug achieved in this study suggest that a beneficial therapy may exist. Further clinical development is planned to continue for the initial indication for this drug as a broad treatment for Staphylococcus infections.

The Phase 1B blinded, randomized, placebo-controlled ascending multiple-dose study was designed to find the limiting tolerable dosage for PMX-30063 when administered as five daily doses, and to define the resulting plasma distribution/elimination kinetics. In this study, the limiting effects of the dose were found to be the same subjective syndrome identified in the previously completed Phase 1A single-dose study, which appeared only at the higher dosages and consisted of abnormal sensations often likened to dental

170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400

PolyMedix Successfully Completes Main Portion of PMX-30063 Antibiotic Phase 1B Clinical Study December 18, 2009 Page 2 of 6

anesthesia. These abnormal sensations usually begin in the oral area before branching out, and typically last from hours to days. In all cases the effects were temporary and resolved without treatment. Transient changes in liver enzymes (ALT and AST) were also observed in some subjects at higher doses. In most cases these changes were less than twice the upper limit of normal, and in all cases resolved without treatment after completion of the study. These changes were not considered clinically significant by the study physicians, and were similar to those often seen with many antibiotic and other marketed drugs.

In the first two segments of the study, 56 healthy volunteers were divided into 8 cohorts and received up to 5 doses of either PMX-30063 or placebo. The doses ranged from 0.1 mg/kg to 0.6 mg/kg per day and were administered as a single one-hour infusion every 24 or 48 hours. Dosing continued until a threshold was reached where more than one volunteer in a cohort tolerated fewer than 5 doses.

The data showed that there were minimal clinically relevant adverse effects at 0.2 mg/kg (total dose of 1.0 mg/kg), and there was no early termination of dosing until the 0.4 mg/kg level. At the 0.5 and 0.6 mg/kg doses (up to 2.5 and 3.0 mg/kg total doses, respectively), the syndrome of subjective effects became more prominent. As also seen in the previous Phase 1A clinical study, there were no objective correlates or clinical measurements associated with the sensations. Five of ten subjects intended to receive 2.5 mg/kg or more total dose tolerated that amount. These data have confirmed that a total dose of 3.0 mg/kg, given as 5 doses of 0.6 mg/kg once-daily, was the limiting dosage in this study.

 Antimicrobial assays were also performed with blood samples drawn from the study subjects. In these assays, blood samples were taken from the subjects after they had been dosed with PMX-30063. Staphylococcus aureus bacteria was then added to these blood samples, to determine if the PMX-30063 in the subjects blood would have antimicrobial activity. The bacteriostatic and bactericidal activity against MSSA (methicilin-sensitive Staphylococcus aureus) and MRSA (methicillin-resistant Staphylococcus aureus, or drug-resistant Staph) strains were achieved at doses at or above 0.2 mg/kg, and largely correlated with those established in normal medium and in experimental animal studies (as seen in data presented by PolyMedix at the American Society of Microbiology ICAAC 2009 meeting). These data suggest that antimicrobial activity and bacteriostatic and bactericidal concentrations can be achieved in human subjects following multiple administrations of PMX-30063 at safe and well tolerated doses below the identified limiting dosage. Based upon the doses of PMX-30063 administered in the first two segments of the study, and blood levels of drug observed in volunteers in this study, together with our pre-clinical studies, we believe that a beneficial therapy may exist.

170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400

PolyMedix Successfully Completes Main Portion of PMX-30063 Antibiotic Phase 1B Clinical Study December 18, 2009 Page 3 of 6

“We are pleased with this data as they continue to support the potential benefits of our novel antibiotic compound in treating infectious diseases,” commented Nicholas Landekic, C.E.O. of PolyMedix. “These Phase 1B study results suggest that it may be possible to repeatedly achieve therapeutically effective levels of PMX-30063 with multiple dose administrations. In addition, these results represent another major advancement for PolyMedix, and we believe, for all of medicine. PMX-30063 is the first and only small molecule defensin mimetic in clinical development for the treatment of systemic infections, and the first and only such compound whose mechanism of action is intended to directly address the major problem of bacterial drug resistance. We believe that these two characteristics may allow us to address a major clinical need and market opportunity.”

The third and final segment of this Phase 1B study is continuing with the administration of PMX-30063 or placebo in healthy volunteers with infusion every 12 hours over five days. Two or three dose levels are expected to be given in this segment of the study. After completion of the study with this dosing segment PolyMedix will determine the next steps for the development of PMX-30063, including plans for Phase 2 efficacy studies in patients with Staph infections. These Phase 2 clinical efficacy studies are expected to commence in 2010.

Upon final completion of the third segment of the study, PolyMedix anticipates holding a conference call to discuss all of the Phase 1B clinical results.

About PMX-30063

Distinct from other antibiotic compounds currently on the market, PMX-30063 is a synthetic chemical mimic of host defense proteins, one of the oldest and most effective antimicrobial defense systems found in virtually all living creatures. PMX-30063 is the first and only small molecule mimetic of host defense proteins in clinical trials intended to treat systemic infections.

Based on our pre-clinical (animal) studies, we believe PMX-30063 has unique properties which set it apart from traditional antimicrobial molecules and materials, including:

•	A novel mechanism of action, the direct biophysical disruption of bacterial cell membranes, which we believe makes development of bacterial resistance unlikely to occur;

•

Activity against both Gram-positive and Gram- negative bacteria, and in particular, activity against 146 different strains of Staphylococcus bacteria, including 89 drug-resistant strains of Staph bacteria;

•	Bactericidal activity, meaning it kills bacteria directly, rather than simply stopping reproduction (bacteriostatic) as do many current antibiotics;

170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400

PolyMedix Successfully Completes Main Portion of PMX-30063 Antibiotic Phase 1B Clinical Study December 18, 2009 Page 4 of 6

•	Faster acting than many antibiotics; and

•	Activity against drug-resistant bacteria, including clinical isolates of multiple vancomycin-, methicillin-, and daptomycin-resistant strains.

Primitive life forms, such as molds, secrete compounds like penicillin to protect themselves from bacteria. This forms the basis for conventional antibiotics – compounds which act against biochemical targets or pathways in bacterial cells. Multi-cellular organisms, such as insects, animals, and humans, possess a more complex, first-line immune system defense against bacterial infections: the host defense proteins. Host defense proteins are part of the non-humoral (that is, not involving antibodies) response that keep humans from rapidly succumbing to infections. Biologists have discovered many different classes of natural host-defense peptides. Although these molecules possess a diverse array of structures, their physicochemical properties are similar. All are amphiphilic, meaning they have a combination of positively electrically charged properties, and hydrophobic (water-hating, fat-loving) chemical properties. This amphiphilic structure is believed to be responsible for host defense peptides’ antimicrobial activity and their unique abilities to directly disrupt bacterial cell membranes. Among the most common and well-studied antimicrobial peptides are the defensins, found in humans, the magainins, found in frogs, and the cecropins and melitins, found in insects.

PMX-30063 is designed to mimic the amphiphilic structure of the host defense proteins, but with a completely synthetic, non-peptide, small molecule structure. PMX-30063 directly disrupts bacterial cell membranes; a mechanism shared with the host defense proteins, but unique among known antibiotic drugs. For this reason, we believe that bacterial resistance is less likely to develop with PMX-30063 than has been experienced with many conventional antibiotic drugs. Multiple serial passage experiments conducted by PolyMedix and others on PMX-30063 and related PolyMedix antibiotic compounds also support our view of a lower likelihood of developing resistance, including as presented at the American Society of Microbiology’s ICAAC Conference, Washington D.C., October 26-27, 2008.

The first intended clinical indication for PMX-30063 is as a pan-Staph agent, for the broad treatment of Staph infections, not only Methicillin-Resistant Staphylococcus aureus (“MRSA”) but including many other forms of Staphylococcus aureus, Staphylococcus epidermidis, and Staphylococcus hemolyticus and others. Staph infections are one of the most common infections requiring hospitalization and treatment with antibiotics administered in hospitals, and one of the fastest growing types of infections. The incidence of Staph infections has increased 700% over the past four years. Staph infections may be manifested in many ways, including skin and soft tissue infections, respiratory infections (Staph pneumonia), gynecological infections, and abdominal infections. What is commonly called “MRSA” is but one form of Staph infection which is resistant to conventional

170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400

PolyMedix Successfully Completes Main Portion of PMX-30063 Antibiotic Phase 1B Clinical Study December 18, 2009 Page 5 of 6

antibiotics, a methicillin-resistant Staphylococcus aureus. There are many forms of Staph bacteria which are resistant to many antibiotics, including marketed drugs such as vancomycin, linezolid, and daptomycin. Studies by PolyMedix against 89 different drug-resistant forms of Staph bacteria have demonstrated the activity of PMX-30063 against all of them, including those strains resistant to marketed drugs. We believe the activity of PMX-30063 against a broad range of many types of Staph bacteria, including those resistant to currently marketed drugs such as vancomycin, daptomycin, and linezolid, distinguishes it among investigational antibiotic drugs.

Significant further clinical studies and other additional drug development work will be needed in order to ascertain safety and efficacy, which are prerequisites for regulatory approval for the commercial sale of PMX-30063.

About PolyMedix, Inc.

PolyMedix is a publicly traded biotechnology company focused on the development of novel drugs and biomaterials for the treatment of infectious diseases and acute cardiovascular disorders. PolyMedix’s compounds are based on biomimetics: non-peptide small molecule drug candidates and polymers that mimic the activity of proteins. The Company’s antibiotic compounds, including PMX-30063 – small molecule mimetics of human host-defense proteins - have a completely different mechanism of action distinct from those of current antibiotic drugs, a mechanism which is intended to make bacterial resistance unlikely to develop. The Company’s goal is to develop these compounds as rapidly acting antibiotics for serious systemic and local infections. The Company plans to continue the development of polymeric formulations as antimicrobial biomaterials, which can be used as additives to paints, plastics, and textiles to create self-sterilizing products and surfaces. The Company’s heptagonist compounds, including PMX-60056, reverse the activity of both heparin and Low Molecular Weight Heparins, with the goal of developing an antagonist drug that is safer and easier to use than currently approved therapy. The Company’s PMX-30063 antibiotic and PMX-60056 heptagonist are currently undergoing clinical testing. For more information, please visit PolyMedix on its website at www.polymedix.com .

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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause PolyMedix’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. PolyMedix has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,”

170 N. Radnor Chester Road, Suite 300, Radnor, PA 19087	(484)-598-2400

PolyMedix Successfully Completes Main Portion of PMX-30063 Antibiotic Phase 1B Clinical Study December 18, 2009 Page 6 of 6

 “looks,” “expects,” “plans,”  “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements, PolyMedix’s compounds may not enter or successfully complete clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in PolyMedix’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. PolyMedix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.